Exhibit 99.1

On February 8, 2007, Daniel J. Brestle sold 20,000 shares of Class A Common Stock at an average sale price of $46.2977. The exercise of stock options and the sale of the underlying shares of Class A Common Stock were made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on September 1, 2006. The information regarding the shares sold that day at each price appears below.

      300      $46.13
      100      $46.14
      200      $46.15
      600      $46.16
      900      $46.17
    1,600      $46.18
      800      $46.19
      500      $46.21
      400      $46.22
      100      $46.23
    1,600      $46.24
    1,500      $46.25
      400      $46.26
    1,100      $46.27
      400      $46.28
      500      $46.30
      500      $46.31
      400      $46.32
      100      $46.33
      200      $46.35
      300      $46.37
      600      $46.38
    1,000      $46.39
    1,700      $46.40
    1,500      $46.41
    2,700      $46.42